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                                                                     Exhibit 12

                   HEWLETT-PACKARD COMPANY AND SUBSIDIARIES

      Statement of Computation of Ratio of Earnings to Fixed Charges/(1)/

                                                                          Years ended October 31,
                                                                   ------------------------------------
                                                                    2001    2000    1999   1998   1997
                                                                   ------  ------  ------ ------ ------
                                                                       (In millions, except ratios)
Earnings from continuing operations before extraordinary item, cumulative effect of change in accounting principle and
  taxes........................................................... $  702  $4,625  $4,194 $3,694 $3,568
Minority interest in the income of subsidiaries with fixed
  charges.........................................................     10       4      14      4     22
Undistributed (earnings) or loss of equity method investees.......    (30)    (52)      6      7     (7)
Fixed charges from continuing operations:
   Interest expense and amortization of debt discount and
     premium on all indebtedness..................................    285     257     202    235    215
   Interest included in rent......................................    155     141     130    120    107
                                                                   ------  ------  ------ ------ ------
       Total fixed charges from continuing operations.............    440     398     332    355    322
Earnings before extraordinary item, cumulative effect of change in accounting principle, income taxes, minority interest,
  undistributed earnings or loss of equity investees and fixed charges......................................................... $1,122  $4,975  $4,546 $4,060 $3,905
                                                                   ======  ======  ====== ====== ======
Ratio of earnings to fixed charges................................   2.6x   12.5x   13.7x  11.4x  12.1x
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(1) The ratio of earnings to fixed charges was computed by dividing earnings
    (earnings from continuing operations before extraordinary item, cumulative effect of change in accounting principle and taxes, adjusted for fixed charges from continuing operations, minority interest in the income of subsidiaries with fixed charges and undistributed earnings or loss of equity method investees) by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i)
    interest expense and amortization of debt discount or premium on all indebtedness, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.